FICO Announces Earnings of $0.59 per Share for Second Quarter Fiscal 2014

Revenue of $185 million vs. $179 million in prior year

SAN JOSE, Calif., April 24, 2014 /PRNewswire/ -- FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its second fiscal quarter ended March 31, 2014.

Second Quarter Fiscal 2014 GAAP Results
Net income for the quarter totaled $20.8 million, or $0.59 per share, versus $18.5 million, or $0.51 per share, reported in the prior year period.

Second Quarter Fiscal 2014 Non-GAAP Results
Non-GAAP Net Income for the quarter was $28.7 million vs. $25.4 million in the prior year period. Non-GAAP EPS for the quarter was $0.81 vs. $0.69 in the prior year period. Free cash flow for the quarter was $43.9 million vs. $31.4 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results" and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Second Quarter Fiscal 2014 GAAP Revenue
The company reported revenues of $185.5 million for the quarter as compared to $179.3 million reported in the prior year period, an increase of 3%.

"Our year-over-year revenues increased as we drove growth in our Scores and Tools businesses," said Will Lansing, chief executive officer. "Our Applications revenues were flat, but the large bookings this quarter will increase our backlog in that segment. At the same time, we are holding the line on expenses and delivering increased cash flows."

Revenues for the second quarter fiscal 2014 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's preconfigured decision management applications and associated professional services, were $115.6 million in the second quarter compared to $117.2 million in the prior year quarter, a decrease of 1%. This was due to declines in license revenue in Banking Fraud.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, and the myFICO® business-to-consumer (B2C) service, were $47.9 million in the second quarter compared to $44.1 million in the prior year quarter, an increase of 9%. The B2C revenue increased 11% and the B2B revenue increased 8% from the prior year quarter, mainly due to a true-up associated with an underpayment of royalties over a multi-year period.
  Tools revenues, which include Blaze Advisor®, Xpress Optimization, Models and related professional services, were $22.0 million in the second quarter compared to $18.0 million in the prior year quarter, an increase of 22%, due to increased license sales of Model Central and Optimization solutions.

Outlook
The company is reiterating its previously provided guidance for fiscal 2014, which follows:

Fiscal 2014 Guidance
Revenue	$763 million - $773 million
GAAP Net Income	$91 million - $94 million
GAAP Earnings Per Share	$2.50-$2.60
Non-GAAP Net Income	$125-$128 million
Non-GAAP Earnings Per Share	$3.46-$3.56

The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results".

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its second quarter fiscal 2014 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com/en/about-us/investors/corporate-info/. A replay of the webcast will be available through April 24, 2015.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. The webcast can be accessed via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO
FICO (NYSE:FICO) delivers superior predictive analytics that drive smarter decisions. The company's groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO's innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with the industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world's top banks, as well as leading insurers, retailers, pharma businesses and government agencies rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2013 and Form 10-Q for the quarter ended December 31, 2013. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	September 30,
	2014	2013
ASSETS:
Current assets:
Cash and cash equivalents	$ 108,176	$ 83,178
Accounts receivable, net	140,368	143,733
Prepaid expenses and other current assets	21,082	22,277
Total current assets	269,626	249,188

Marketable securities and investments	19,333	18,140
Property and equipment, net	39,232	45,155
Goodwill and intangible assets, net	830,539	831,292
Other assets	18,523	17,772
	$ 1,177,253	$ 1,161,547

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 50,866	$ 54,418
Accrued compensation and employee benefits	36,709	39,281
Deferred revenue	55,586	49,181
Current maturities on debt	36,000	23,000
Total current liabilities	179,161	165,880

Senior notes	447,000	447,000
Other liabilities	17,511	17,990
Total liabilities	643,672	630,870

Stockholders' equity	533,581	530,677
	$ 1,177,253	$ 1,161,547

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Revenues:
Transactional and maintenance	$ 132,369	$ 126,439	$ 262,024	$ 256,337
Professional services	34,619	34,109	68,905	66,446
License	18,474	18,777	38,876	46,562
Total revenues	185,462	179,325	369,805	369,345

Operating expenses:
Cost of revenues	58,183	58,856	115,502	115,004
Research & development	19,690	16,021	37,782	30,573
Selling, general and administrative	65,944	67,638	132,933	137,303
Amortization of intangible assets	2,908	3,604	5,921	6,976
Restructuring and acquisition-related	-	-	3,660	3,289
	146,725	146,119	295,798	293,145
Operating income	38,737	33,206	74,007	76,200
Other expense, net	(7,450)	(7,819)	(15,537)	(15,770)
Income before income taxes	31,287	25,387	58,470	60,430
Provision for income taxes	10,536	6,892	20,742	18,514
Net income	$ 20,751	$ 18,495	$ 37,728	$ 41,916

Basic earnings per share:	$ 0.60	$ 0.52	$ 1.09	$ 1.19
Diluted earnings per share:	$ 0.59	$ 0.51	$ 1.06	$ 1.15

Shares used in computing earnings per share:
Basic	34,500	35,664	34,705	35,350
Diluted	35,311	36,492	35,670	36,318

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net income	$ 37,728	$ 41,916
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	16,012	16,433
Share-based compensation	16,286	12,245
Changes in operating assets and liabilities	9,921	3,954
Other, net	(4,860)	(5,594)
Net cash provided by operating activities	75,087	68,954

Cash flows from investing activities:
Purchases of property and equipment	(4,296)	(17,123)
Net activity from marketable securities	-	22,000
Cash paid for acquisitions, net of cash acquired	-	(28,438)
Other, net	-	50
Net cash used in investing activities	(4,296)	(23,511)

Cash flows from financing activities:
Proceeds from revolving line of credit	23,000	-
Payments on revolving line of credit and other short-term loans	(10,000)	(2,933)
Proceeds from issuances of common stock	3,685	15,998
Repurchases of common stock	(67,141)	-
Other, net	3,688	2,835
Net cash provided by (used in) financing activities	(46,768)	15,900

Effect of exchange rate changes on cash	975	(1,802)

Increase in cash and cash equivalents	24,998	59,541
Cash and cash equivalents, beginning of period	83,178	71,609
Cash and cash equivalents, end of period	$ 108,176	$ 131,150

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
(In thousands)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Applications revenues:
Transactional and maintenance	$ 76,898	$ 76,012	$ 154,677	$ 155,637
Professional services	28,373	27,315	55,160	53,474
License	10,339	13,888	17,689	32,811
Total applications revenues	$ 115,610	$ 117,215	$ 227,526	$ 241,922

Scores revenues:
Transactional and maintenance	$ 46,560	$ 42,206	$ 89,878	$ 84,643
Professional services	777	1,624	1,366	2,527
License	521	232	3,794	339
Total scores revenues	$ 47,858	$ 44,062	$ 95,038	$ 87,509

Tools revenues:
Transactional and maintenance	$ 8,911	$ 8,221	$ 17,469	$ 16,057
Professional services	5,469	5,170	12,379	10,445
License	7,614	4,657	17,393	13,412
Total tools revenues	$ 21,994	$ 18,048	$ 47,241	$ 39,914

Total revenues:
Transactional and maintenance	$ 132,369	$ 126,439	$ 262,024	$ 256,337
Professional services	34,619	34,109	68,905	66,446
License	18,474	18,777	38,876	46,562
Total revenues	$ 185,462	$ 179,325	$ 369,805	$ 369,345

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

GAAP net income	$ 20,751	$ 18,495	$ 37,728	$ 41,916
Amortization of intangible assets (net of tax)	1,930	2,467	3,926	4,732
Restructuring and acquisition-related (net of tax)	-	-	2,424	2,209
Stock-based compensation expense (net of tax)	6,008	4,389	10,800	8,306
Non-GAAP net income	$ 28,689	$ 25,351	$ 54,878	$ 57,163

GAAP diluted earnings per share	$ 0.59	$ 0.51	$ 1.06	$ 1.15
Amortization of intangible assets (net of tax)	0.05	0.07	0.11	0.13
Restructuring and acquisition-related (net of tax)	-	-	0.07	0.06
Stock-based compensation expense (net of tax)	0.17	0.12	0.30	0.23
Non-GAAP diluted earnings per share	$ 0.81	$ 0.69	$ 1.54	$ 1.57

Free cash flow
Net cash provided by operating activities	$ 46,710	$ 40,224	$ 75,088	$ 68,953
Capital expenditures	(2,143)	(8,110)	(4,297)	(17,122)
Dividends paid	(696)	(715)	(1,389)	(1,417)
Free cash flow	$ 43,871	$ 31,399	$ 69,402	$ 50,414

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

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CONTACT: Investors/Analysts: Steve Weber, (800) 213-5542, investor@fico.com or Media: Steve Astle, (415) 446-6204, stephenastle@fico.com